ACQUISITION OF OPPENHEIMER TRINITY GROWTH FUND

On October 12, 2001, the Fund acquired all of the net assets of Oppenheimer Trinity Growth Fund, pursuant to an Agreement and Plan of Reorganization approved by the Oppenheimer Trinity Growth Fund shareholders on April 12, 2001. The Fund issued (at an exchange ratio of 0.929111 for Class A, 0.934499 for Class B, 0.933942 for Class C, 0.927699 for Class N and 0.922201 for Class Y of the Fund, to one share of Oppenheimer Trinity Large Cap Growth Fund) 488,341; 327,908; 129,384; 115 and 7,350 shares of beneficial interest for Class A, Class B, Class C, Class N, and Class Y, respectively, valued at $3,716,273; $2,439,639; $962,619; $875 and $56,743 in exchange for the net assets, resulting in combined Class A net assets of $14,652,007, Class B net assets of $10,711,439, Class C net assets of $2,969,374, Class N net assets of $22,045 and Class Y net assets of $61,005 on October 12, 2001. The net assets acquired included net unrealized depreciation of $1,140,630 and unused capital loss carryover of $2,775,589 potential utilization subject to tax limitation. The exchange qualified as a tax-free reorganization for federal income tax purposes.